Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Darin Janecek Promoted to Chief Financial Officer

Leadership and experience will enhance operations and help ARI execute its strategic objectives

Milwaukee, Wis., December 14, 2010 – ARI (OTCBB:ARIS), a leading provider of technology-enabled services that help dealers, distributors and manufacturers in selected vertical markets enhance revenue and reduce costs, today announced that Darin Janecek has been promoted to Chief Financial Officer.  In his role as CFO, Janecek will be responsible for all financial, compliance and risk management functions of the organization.

“We are very pleased to have Darin assume these additional responsibilities and continue his excellent track record of leadership and results that the organization has come to expect from him,” said Roy W. Olivier, president and chief executive officer of ARI.  “Since joining ARI in May 2009, Darin has built a highly capable finance organization and has significantly improved both financial and management reporting within the organization, helped to streamline our processes, and instilled a sense of financial discipline among the entire management team,” added Olivier.  Brian Dearing, ARI’s Chairman who served as interim chief financial officer until Mr. Janecek’s promotion, adds “Darin and I have worked closely together since he joined ARI and I have no doubt that I am leaving the role of CFO in very capable hands.”

Mr. Janecek brings the knowledge and experienced he has gained from more than 20 years in finance and accounting to his new role.  Mr. Janecek joined ARI as Director of Finance in May 2009 and shortly thereafter was promoted to Vice President of Finance.  Prior to joining ARI, Mr. Janecek served as Director of Strategic Finance at Johnson Controls, Inc., in Milwaukee, Wisconsin, where he led the group responsible for the financial aspects of acquisitions, divestitures, and other strategic business initiatives.  Prior to Johnson Controls, Mr. Janecek served in multiple corporate finance and consulting roles, where he primarily specialized in mergers and acquisitions, corporate financial analysis and financial due diligence.  Mr. Janecek began his career as an auditor with Deloitte & Touche in Milwaukee, Wisconsin.  He is a certified public accountant, and earned a masters degree in business administration from Loyola University Chicago and a bachelor’s degree in accounting from the University of Wisconsin – Milwaukee.

“ARI has been both a fun and challenging environment for me, and I believe that the diversity and experience of the management team can take ARI to the next level.  We have made great strides thus far and I look forward to continuing to help the organization grow profitability and deliver the tangible value that both our customers and shareholders expect,” said Janecek.

Contact:

Donna Wycklendt

ARI Network Services, Inc.

Tel: (414) 973-4331

Fax: (414) 973-4620

Email: wycklendt @arinet.com

 11425 WEST LAKE PARK  SUITE 900  MILWAUKEE, WI 53224-3025   414.973.4300   FAX 414.973-4357

_______________________________________________________________________________________www.arinet.com